Filed Pursuant to Rule 424(b)(3)
Registration No. 333-222208

Prospectus Supplement No. 6 to Prospectus dated May 14, 2018

AERKOMM INC.

Up to $60,000,000 of Shares of Common Stock

This Prospectus Supplement No. 6 (“Prospectus Supplement No. 6”) relates to the Prospectus of Aerkomm Inc., dated May 14, 2018 (the “Prospectus”), relating to the offering (the “Offering”) up to $60,000,000 of shares of our common stock on a best efforts basis as described in the Prospectus, with a minimum offering amount of approximately $5,000,000, and a maximum offering amount of $60,000,000. The price to the public in this offering is $8.50 per share. Boustead Securities, LLC is the underwriter for this offering.  This Prospectus Supplement No. 6 should be read in conjunction with the Prospectus, Prospectus Supplement No. 1 filed with the Securities and Exchange Commission on June 20, 2018 (“Prospectus Supplement No. 1”), Prospectus Supplement No. 2 filed with the Securities and Exchange Commission on June 25, 2018 (“Prospectus Supplement No. 2”), Prospectus Supplement No. 3 filed with the Securities and Exchange Commission on July 12, 2018 (“Prospectus Supplement No. 3”), Prospectus Supplement No. 4 filed with the Securities and Exchange Commission on July 30, 2018 (“Prospectus Supplement No. 4”), and Prospectus Supplement No. 5 filed with the Securities and Exchange Commission on August 14, 2018 (“Prospectus Supplement No. 5” and together with Prospectus Supplement No. 1, Prospectus Supplement No. 2, Prospectus Supplement No. 3 and Prospectus Supplement No. 4, the “Prior Prospectus Supplements”) and is qualified by reference to the Prospectus and the Prior Prospectus Supplements, except to the extent that the information in this Prospectus Supplement No. 6 supersedes the information contained in the Prospectus and the Prior Prospectus Supplements, and may not be delivered without the Prospectus and the Prior Prospectus Supplements.

This Prospectus Supplement No. 6 is being filed to disclose that the Company has determined to revise the term “Offering Termination Date,” which was defined in the Prospectus to mean September 4, 2018, to mean November 4, 2018, and to extend the Offering through the revised Offering Termination Date, or November 4, 2018. The Company and Boustead Securities LLC, the underwriter for the Offering, have entered into an amendment dated August 30, 2018 (the “Amendment”) to the underwriting agreement relating to the Offering to reflect the extension of the Offering through November 4, 2018. A copy of the Amendment was filed with the Securities and Exchange Commission as Exhibit 10.1 to the Current Report on Form 8-K dated August 31, 2018 which is included herein.

Our common stock is traded in the OTCQX marketplace under the symbol “AKOM.”

INVESTING IN OUR SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY READ AND CONSIDER THE “RISK FACTORS” BEGINNING ON PAGE 8 OF THE PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 6 is August 31, 2018.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2018 (August 30, 2018)

AERKOMM INC.
(Exact name of registrant as specified in its charter)

Nevada	000-55925	46-3424568
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

923 Incline Way #39, Incline Village, NV 89451
(Address of principal executive offices)

(877) 742-3094
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On May 14, 2018, Aerkomm Inc., a Nevada corporation (the “Company”), entered into an underwriting agreement (the “Underwriting Agreement”) with Boustead Securities, LLC (the “Underwriter”) in connection with the public offering, issuance and sale by the Company of the common stock, par value $0.001 per share, of the Company (the “Common Stock”). The Underwriting Agreement provides for the offer and sale of up to 7,058,823 shares of Common Stock on a best efforts basis, with a minimum requirement of 588,235 shares, at the public offering price of $8.50 per share, less underwriting discounts, for minimum gross proceeds $5,000,000 and up to a maximum of $60,000,000 (the “Offering”). To date, the Company has met the minimum requirement, but has not reached the maximum amount of the Offering.

The Underwriting Agreement defined the “Offering Period” for the Offering to extend through September 4, 2018. On March 30, 2018, the Company and the Underwriter entered into an amendment to the Underwriting Agreement (the “Amendment”) to extend the Offering Period through November 4, 2018. A copy of the Amendment is attached hereto as Exhibit 10.1.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS

(d) Exhibits

The following exhibits are filed herewith:

Exhibit No.	Description of Exhibit
10.1	Amendment to Underwriting Agreement, dated August 30, 2018, between Aerkomm Inc. and Boustead Securities, LLC

1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 31, 2018	AERKOMM INC.

/s/ Jeffrey Wun
Name: Jeffrey Wun
Title: Chief Executive Officer

2

AMENDMENT TO UNDERWRITING AGREEMENT

This Amendment is made and entered into this 30th day of August, 2018 (the “Amendment”) by and between Boustead Securities, LLC (“Boustead”) and Aerkomm Inc. (the “Company”).

BACKGROUND

Boustead and the Company entered into that certain underwriting agreement dated May 14, 2018 (the “Underwriting Agreement”). The parties to the Underwriting Agreement wish to amend certain provision of the Underwriting Agreement as set forth in this Amendment. Section 14(a) of the Underwriting Agreement provides that the Underwriting Agreement may not be modified or amended except in writing duly executed by the parties. This Amendment constitutes a written agreement signed by the necessary parties in order to effectuate the amendments to the Underwriting Agreement specified below.

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties hereto agree as follows:

Section 1.1 Amendment. The parties hereto agree that the Underwriting Agreement shall be amended as set forth in this Section 1.1.

The third sentence of Section 1(a) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“The Underwriter’s appointment shall commence upon the date of the execution of this Agreement, and shall continue for a period (such period, including any extension thereof as hereinafter provided, being herein called the “Offering Period”) from the effective date (the “Effective Date”) of the Registration Statement through November 4, 2018 (and for a period of up to 30 additional days if extended by agreement of the Company and the Underwriter), unless all of the Securities have previously been subscribed for.”

Section 1.2 Entire Agreement. This Amendment along with the Underwriting Agreement contains the entire understanding of the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings, discussions and representations, oral or written, with respect to such matters, which the parties acknowledge have been merged into this Amendment.

Section 1.3 Effect. All other terms, conditions, and provisions of the Underwriting Agreement not in conflict with the Amendment, shall remain in full force and effect.

Section 1.4 Counterparts. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first above written.

AERKOMM INC.		BOUSTEAD SECURITIES, LLC

By:	/s/ Jeffrey Wun	By:	/s/ Keith Moore
Name:	Jeffrey Wun	Name:	Keith Moore
Title:	CEO	Title:	CEO

[signature page to Amendment 1 of Underwriting Agreement between Boustead and Aerkomm]

SIGNATURES

In accordance with the requirements of the Exchange Act, the registrant caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

AERKOMM INC.
Registrant

Date: August 31, 2018	By:	/s/ Jeffrey Wun
	Name:	Jeffrey Wun
	Title:	Chief Executive Officer

Date: August 31, 2018	By:	/s/ Y. Tristan Kuo
	Name: Title:	Y. Tristan Kuo Chief Financial Officer